                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K/A1

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported):  May 31, 2000



                              INSMED INCORPORATED
            (Exact name of registrant as specified in its charter)



         VIRGINIA                         0-30739               54-1972729
----------------------------     ------------------------   -------------------
(State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
     of incorporation)                                      Identification No.)




                   800 East Leigh Street, Richmond, VA 23219
             (Address of principal executive offices and zip code)

      Registrant's telephone number, including area code: (804) 828-6893

Item 2.  Acquisition or Disposition of Assets

     This Amendment No. 1 to the Form 8-K dated June 15, 2000 is being filed by Insmed Incorporated ("Insmed") to provide required financial statements and pro forma financial information related to the acquisition of Celtrix
Pharmaceuticals, Inc. on May 31, 2000.

Item 5.  Other Events

     Press Release dated July 18, 2000, issued by Insmed, regarding execution of an agreement with Taisho Pharmaceutical Co., Ltd. for the development and commercialization in Japan and other Asian countries of Insmed's lead compound, INS-1, for the treatment of Type 2 diabetes and Polycystic Ovary Syndrome
(PCOS), is filed herewith as Exhibit 99 and hereby incorporated in its entirety by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial Statements of Business Acquired.

          1. Consolidated Financial Statements of Celtrix Pharmaceuticals, Inc. for the fiscal years ended March 31, 2000, 1999 and 1998.

     (b)  Pro Forma Financial Information.

          1. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended December 31, 1999 and for the three months ended March 31, 2000.

          2. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2000.

          3. Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

     (c)  Exhibit

          99   Press Release dated July 18, 2000.

               Report Of Ernst & Young LLP, Independent Auditors


The Board of Directors and Stockholders
Celtrix Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Celtrix Pharmaceuticals, Inc. as of March 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Celtrix Pharmaceuticals, Inc. at March 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                            /s/ Ernst & Young LLP

Richmond, Virginia
June 2, 2000

                         Celtrix Pharmaceuticals, Inc.

                          Consolidated Balance Sheets
                (In thousands, except share and per share data)

                                                                                     March 31,
                                                                               2000            1999
                                                                           ---------------------------
Assets
Current assets:
 Cash and cash equivalents                                                   $   6,700       $   1,258
 Receivables and other current assets                                              115             172
                                                                           ---------------------------
Total current assets                                                             6,815           1,430
Property and equipment
 Machinery and equipment                                                           170             164
 Less accumulated depreciation and amortization                                   (102)            (63)
                                                                           ---------------------------
                                                                                    68             101
Assets held for sale                                                               346             416
Intangible and other assets, net of accumulated amortization of $1,557
 and $1,235 at March 31, 2000 and 1999, respectively                             2,582           2,554
                                                                           ---------------------------
Total assets                                                                 $   9,811       $   4,501
                                                                           ===========================

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                                            $       -       $     547
 Accrued clinical expenses                                                          89             439
 Accrued compensation                                                               54              47
 Other accrued liabilities                                                         388             188
                                                                           ---------------------------
  Total current liabilities                                                        531           1,221

Series A convertible / exchangeable preferred stock, $.01 par value, authorized, 10,000 shares; 8,010 issued and outstanding at
 March 31, 2000, liquidation preference $8.01 million                            7,948               -

Stockholders' equity:
 Common stock, $.01 par value, authorized 60,000,000 shares;
  33,843,770 shares and 25,061,053 shares issued and outstanding
  at March 31, 2000 and 1999, respectively                                         338             251
 Additional paid-in capital                                                    142,656         133,437
 Cumulative preferred stock dividend                                               382               -
 Accumulated deficit                                                          (142,044)       (130,408)
                                                                           ---------------------------
Total stockholders' equity                                                       1,332           3,280
                                                                           ---------------------------
Total liabilities, preferred stock and stockholders' equity                  $   9,811       $   4,501
                                                                           ===========================

See accompanying notes to consolidated financial statements.

                         Celtrix Pharmaceuticals, Inc.

                     Consolidated Statements of Operations
                     (In thousands, except per share data)

                                                                  Year Ended March 31,
                                                     -------------------------------------------
                                                              2000           1999           1998
                                                     -------------------------------------------
Revenues:
 Product sales                                            $      -       $     10       $     51
 Revenues from related parties                                 662              -              -
 Licensing revenues and other                                  140            121            610
                                                     -------------------------------------------
                                                               802            131            661
Costs and expenses:
 Cost of sales                                                   -              -              1
 Research and development                                      857          6,830         13,006
 General and administrative                                  2,169          2,272          1,985
 Restructuring costs                                             -          5,160              -
                                                     -------------------------------------------
                                                             3,026         14,262         14,992
                                                     -------------------------------------------
Operating loss                                              (2,224)       (14,131)       (14,331)
Equity in loss from joint venture                           (9,137)             -              -
Interest income, net                                           107            132            681
Gain on sale of investments                                      -              -            737
Proceeds from settlement agreement                               -            600              -
                                                     -------------------------------------------
Net loss                                                  $(11,254)      $(13,399)      $(12,913)
                                                     ===========================================
Income available to common stockholders                   $(11,636)      $(13,399)      $(12,913)
                                                     ===========================================
Basic and diluted net loss per share                        $(0.42)        $(0.58)        $(0.61)
                                                     ===========================================
Shares used in basic and diluted per share
 computation                                                27,877         22,941         21,004
                                                     ===========================================

See accompanying notes to consolidated financial statements.

                         Celtrix Pharmaceuticals, Inc.

                Consolidated Statements of Stockholders' Equity
                       (In thousands, except share data)


                                                                                Cumulative
                                                                   Additional    Preferred                        Total
                                                         Common     Paid-in        Stock       Accumulated    Stockholders'
                                                         Stock      Capital      Dividend        Deficit          Equity
                                                     ----------------------------------------------------------------------
Balance at March 31, 1997                                 $153       $118,152           $  -      $(104,095)       $ 14,210
Issuance of 5,721,876 shares of common stock and
 warrants to purchase 2,860,934 shares of common
 stock in a private placement, net                          57         13,274              -              -          13,331
Issuance of 75,748 shares of common stock under the
 Employee Stock Purchase Plan                                1            116              -              -             117
Unrealized loss on available-for-sale securities             -              -              -             (1)             (1)
Net loss                                                     -              -              -        (12,913)        (12,913)
                                                     ----------------------------------------------------------------------
Balance at March 31, 1998                                  211        131,542              -       (117,009)         14,744
Issuance of 4,000,000 shares of common stock and
 warrants to purchase 6,000,000 shares of common
 stock in a private placement, net                          40          1,872              -              -           1,912
Issuance of warrants to purchase 75,000 shares of
 common stock and options to purchase 50,000
 shares of common stock to non-employees                     -             23              -              -              23
Net loss                                                     -              -              -        (13,399)        (13,399)
                                                     ----------------------------------------------------------------------
Balance at March 31, 1999                                  251        133,437              -       (130,408)          3,280
Issuance of 1,508,751 shares of common stock for
 cash, net                                                  15          2,444              -                          2,459
Issuance of 7,092,754 shares of common stock upon
 exercise of stock warrants                                 70          6,356              -                          6,426
Issuance of 181,212 shares of common stock upon
 exercise of stock options                                   2            419              -                            421
Accrued cumulative preferred stock dividends                 -              -            382           (382)              -
Net loss                                                                                   -        (11,254)        (11,254)
                                                     ----------------------------------------------------------------------
Balance at March 31, 2000                                 $338       $142,656           $382      $(142,044)       $  1,332
                                                     ======================================================================

See accompanying notes to consolidated financial statements.

                         Celtrix Pharmaceuticals, Inc.

                     Consolidated Statements Of Cash Flows
                Increase (decrease) in cash and cash equivalents
                                 (In thousands)

                                                                                   Year Ended March 31,
                                                                          ---------------------------------------
                                                                              2000           1999          1998
                                                                          ---------------------------------------
Cash flows from operating activities:
 Net loss                                                                   $(11,254)      $(13,399)     $(12,913)
Adjustments to reconcile net loss to net cash used in operating activities:
 Write off of leasehold improvements                                               -          5,311             -
 Write off of deferred rent liability                                              -           (816)            -
 Reduction in deferred rent liability                                              -            (74)            -
 Depreciation and amortization                                                   361          1,036         1,660
 Gain on sale of investments                                                       -              -          (737)
 Equity in loss from Celtrix / Elan joint venture                              9,137              -             -
Changes in operating accounts:                                                     -              -             -
 Receivables and other current assets                                             57              4           (22)
 Accounts payable, accrued compensation and other accrued liabilities           (690)          (992)          854
                                                                          ---------------------------------------
  Net cash used in operating activities                                       (2,389)        (8,930)      (11,158)
Cash flows from investing activities:
 Investment in Celtrix/Elan joint venture                                     (9,137)             -             -
 Sales and maturities of available-for-sale securities                             -          7,575        40,497
 Purchase of available-for-sale securities                                         -         (1,270)      (43,482)
 Decrease in restricted cash                                                       -              -           520
 Proceeds from sale of assets held for sale                                       70            600             -
 Capital expenditures                                                             (6)           (84)         (187)
 Increase in intangible and other assets                                        (350)          (168)         (394)
                                                                          ---------------------------------------
  Net cash (used in) provided by investing activities                         (9,423)         6,653        (3,046)
Cash flows from financing activities:
Proceeds from the issuance of Series A convertible/exchangeable
  preferred stock, net                                                         7,948              -             -
 Proceeds from issuance of common stock, net                                   9,306          1,935        13,448
 Principal payments under lease obligations                                        -             (8)         (320)
                                                                          ---------------------------------------
  Net cash provided by financing activities                                   17,254          1,927        13,128
                                                                          ---------------------------------------
Net increase (decrease) in cash and cash equivalents                           5,442           (350)       (1,076)
Cash and cash equivalents at beginning of year                                 1,258          1,608         2,684
                                                                          ---------------------------------------
Cash and cash equivalents at end of year                                    $  6,700       $  1,258      $  1,608
                                                                          =======================================
Supplemental disclosure:
 Interest paid                                                              $      -       $      1      $     24
                                                                          =======================================

See accompanying notes to consolidated financial statements.

                         Celtrix Pharmaceuticals, Inc.

                Notes To The Consolidated Financial Statements

                                March 31, 2000


1.  Summary of Significant Accounting Policies

Celtrix Pharmaceuticals, Inc. (the "Company") is a biopharmaceutical company focused on developing novel therapeutics for the treatment of seriously debilitating, degenerative conditions primarily associated with severe trauma, chronic diseases or aging.

The consolidated financial statements include the accounts of Celtrix and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash Equivalents and Short-term Investments

Celtrix considers all highly liquid investment securities with maturity from date of purchase of three months or less to be cash equivalents and investment securities with maturity from date of purchase of more than three months to be short-term investments.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization of property and equipment is provided on the straight-line method over the estimated useful lives (three to seven years) of the assets.

Intangible Assets

Intangible and other assets consist primarily of patents. Patents, carried at cost, are amortized using the straight-line method over the estimated useful lives of the related intellectual property, generally 12 years. Celtrix regularly performs reviews regarding the carrying value of the assets. The reviews look for the existence of facts or circumstances, either internal or external, which may indicate that the carrying value of the assets cannot be recovered. To date no adjustments have been made to the carrying value of the assets.

Revenue Recognition

Licensing revenues are recorded when contractually earned. Revenues are not refundable if the research effort is not successful. The Company has no future performance obligations relating to these licensing revenues. Revenue from product sales is recognized at time of shipment.

                         Celtrix Pharmaceuticals, Inc.

1.  Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation" in October 1995, which encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to follow the disclosure requirements of SFAS 123 for the fiscal years ended 2000, 1999 and 1998 (see
Note 6) and will continue to measure stock-based compensation to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to
Employees."

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for employee stock option grants in accordance with APB Opinion No. 25, and, accordingly, recognizes no compensation for the stock option grants.

Recently Issued Accounting Standard

In April 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net loss or stockholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Total comprehensive income (loss) approximates net loss for the fiscal years ended March 31, 2000, 1999 and 1998.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

                         Celtrix Pharmaceuticals, Inc.

2.  Acquisition of Celtrix by Insmed Pharmaceuticals, Inc.

On May 30, 2000, the shareholders of the Company and the shareholders of Insmed Pharmaceuticals, Inc. (Insmed Pharmaceuticals) approved Insmed Pharmaceuticals' acquisition of Celtrix. Insmed Pharmaceuticals is a biopharmaceutical company focused on the diagnosis and treatment of medical conditions associated with insulin resistance, including type 2 diabetes and polycystic ovary syndrome
(PCOS). Each common share of Celtrix was exchanged for one share of common stock in a newly formed holding company (Insmed Incorporated). The newly formed holding company is a publicly traded company. The liquidation preference per share ($1,000 per share) plus accrued but unpaid dividends of Celtrix Series A Convertible/Exchangeable Preferred Stock was convertible into Celtrix common stock at a price per share of $2.006. The holders of Celtrix Series A received shares of common stock of Insmed Incorporated on an as converted basis. Each share of Insmed Pharmaceuticals was exchanged for three and one-half shares of Insmed Incorporated.

Each outstanding option, warrant or other right to purchase shares of Celtrix or Insmed Pharmaceuticals, Inc. common stock converted automatically into a new option, warrant or other right to purchase the number of shares of Insmed Incorporated common stock equal to the number of shares of Celtrix common stock or Insmed Pharmaceuticals common stock, as the case may be, issuable under the old option, warrant or other right multiplied by one (1) in the case of Celtrix stock options, and 3.5 in the case of Insmed Pharmaceuticals stock options, warrants, or other rights. Shares of Insmed Incorporated common stock reserved for future issuance in connection with the exercise of Celtrix options were 1,229,510 shares.

Costs to the Company related to the acquisition by Insmed Pharmaceuticals are estimated to be $1.5 million, of which $531,000 had been incurred and expensed as of March 31, 2000.

3.  Joint Venture with Elan Corporation, plc

On April 21, 1999, the Company entered into an agreement with Elan Corporation, plc to establish a joint venture (Celtrix Newco, Ltd.), a company incorporated in Bermuda for the development of SomatoKine to treat osteoporosis using Elan's MEDIPAD Delivery System. The joint venture company is initially owned 80.1% by Celtrix and 19.9% by Elan. The joint venture company has licensed SomatoKine technology from Celtrix and MEDIPAD technology from Elan. Celtrix initially invested $8.01 million in the joint venture and Elan has invested $1.99 million. At the time of closing, Elan International Services, Ltd. (EIS) purchased $8.01 million of Celtrix Series A Convertible/Exchangeable Preferred Stock.

                         Celtrix Pharmaceuticals, Inc.

3.  Joint Venture with Elan Corporation, plc (continued)

The Series A Convertible/Exchangeable Preferred stock could be exchanged for an additional ownership in the joint venture at EIS's option. As a result, it is presented outside of permanent equity on the consolidated balance sheet. The Series A Convertible/Exchangeable Preferred stock pays a 5% annual in-kind dividend and has a liquidation preference of $1,000 per share or $8.01 million plus accrued and unpaid dividends.

Although the Company owns 80.1% of the joint venture, the joint venture is accounted for under the equity method of accounting. Celtrix has not consolidated the joint venture company because Elan has substantive rights that give them the ability to block significant decisions proposed by the Company and to participate in matters arising in the ordinary course of business, which would not normally require board of directors approval or approval by Elan. In addition, Elan actively participates in directing and carrying out the operating and capital activities of the joint venture's business.

The agreement with Elan also provides, at Celtrix's option, for EIS to purchase from time to time Series B Convertible Preferred Stock up to an amount of $4.8 million, the proceeds from which sale will be used by Celtrix to fund its share of the joint venture's operating expenses. Celtrix and Elan will be reimbursed by the joint venture for research and development and administrative work performed on behalf of the joint venture. The Series B Convertible Preferred Stock is convertible into Celtrix common stock at a price of $2.006 per share and pays a 9% annual in-kind dividend. The obligation of Elan to purchase Series B Preferred Stock terminated at the time of the merger with Insmed. See Note 2.

Elan received a $10 million license payment from the joint venture for the use of MEDIPAD technology while Celtrix will have an 80% share in any future proceeds related to the further development and commercialization of the osteoporosis product (e.g. upfront payments, milestones or royalties) received by the joint venture, regardless of ownership, until Celtrix is paid $10 million. Thereafter, Celtrix and Elan will share the joint venture's proceeds in accordance with their ownership interests.

                         Celtrix Pharmaceuticals, Inc.

3.  Joint Venture with Elan Corporation, plc (continued)

In April 1999, in a separate transaction, the Company issued 1,508,751 shares of common stock to Elan International Services, Ltd. at a price of $1.657 per share, amounting to $2.4 million (net of expenses).

The following summarizes financial information of Celtrix Newco, Ltd. (in thousands):

                                                            Year Ended
                                                          March 31, 2000
                                                          --------------
     Costs and Expenses:
       Research and Development                              $ 11,255
       General and Administrative                                 189
                                                          --------------
     Net Loss                                                $(11,444)

The Company's share of the net loss was $9.17 million.

                                                     Condensed Balance Sheet
                                                          March 31, 2000
                                                     -----------------------

     Current liabilities                                     $ 11,444
     Stockholders' equity                                    $(11,444)

4.  Assets Held for Sale

As a result of the September 1998 restructuring and the discontinuation of manufacturing, the Company is in the process of selling certain equipment and other fixed assets. The assets held for sale are recorded at the lower of carrying values or fair value, less costs to sell.

                         Celtrix Pharmaceuticals, Inc.

5.  Debt and Commitments

As a result of restructuring the Company and discontinuing manufacturing operations in September 1998, the Company terminated its office, laboratory and manufacturing facility lease effective November 1998. The Company also terminated certain equipment operating leases as a result of the restructuring. The Company currently leases offices in San Jose under an operating lease which expires in June 2000. Rent expense was $186,000, $600,000, and $1.1 million for the years ended March 31, 2000, 1999, and 1998, respectively.

6.  Incentive and Benefit Plans

In September 1997, the stockholders approved an increase in the number of shares reserved for issuance under the Company's 1991 Stock Option Plan from 1,500,000 to 3,000,000 shares of common stock. Under the 1991 Directors' Stock Option Plan, 200,000 shares of Celtrix's common stock have been reserved for issuance. The exercise prices under these plans are determined by the Board of Directors or its committee and may not be less than 100% of the fair market value of Celtrix's common stock at the time of grant. The options expire ten years from the date of grant, unless otherwise provided in the option agreement. The options generally become vested and exercisable over four years.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

Pro forma information regarding net loss and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to March 31, 1995 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999, and 1998, respectively: risk-free interest rates of 5.43%, 4.88%, and 6.03%, dividend yields of zero; volatility factors of the expected market price of the Company's common stock of .831, .801, and .792; and an expected option life of 5 years.

                         Celtrix Pharmaceuticals, Inc.

6.  Incentive and Benefit Plans (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility and expected option life. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

In September 1998, the stockholders approved an increase in the number of shares reserved for issuance under the Company's 1991 Employee Stock Purchase Plan from 250,000 to 500,000 shares of common stock. Under the plan, employees have an opportunity to purchase common stock of Celtrix at 85% of the fair market value at the beginning or end of each 12-month offering period, whichever is lower. The first offering period commenced January 1, 1994. As of March 31, 2000, 176,880 shares of common stock have been issued to company employees. There were no shares issued, and subsequently no fair value of employees' purchase rights estimated, for 1999 or 2000. The fair value of the employees' purchase rights for 1998 was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.59%; dividend yield of zero; volatility factor of the expected market price of the Company's common stock of .792; and an expected life of 1 year.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for net loss per share information):

                                            2000           1999           1998
                                        ----------------------------------------
     Pro forma net loss                 $(11,535)      $(13,391)      $(13,275)
     Pro forma net loss per share       $  (0.43)      $  (0.58)      $  (0.63)

The weighted-average fair value of options granted during 2000, 1999, and 1998 was $0.70, $1.14, and $1.59, respectively.

                         Celtrix Pharmaceuticals, Inc.

6.  Incentive and Benefit Plans (continued)

A summary of the Company's stock option activity, which includes the 1991 Stock Option Plan and the 1991 Directors' Stock Option Plan, for the years ended March 31 follows:

                                                                   Outstanding Options
                                                   --------------------------------------------------
                                          Shares                                         Weighted-
                                        Available       Number of       Price Per         Average
                                        for Grant        Shares           Share        Exercise Price
                                    -----------------------------------------------------------------
  Balance at March 31, 1997                 707,468        960,358      $1.25-$11.50         $2.61
    Shares authorized                     1,500,000              -                 -             -
    Options granted                      (1,073,783)     1,073,783      $2.00-$ 2.94         $2.34
    Options canceled                        272,450       (272,450)     $2.44-$ 3.94         $2.60
                                    -----------------------------------------------------------------
  Balance at March 31, 1998               1,406,135      1,761,691      $1.25-$11.50         $2.39
    Options granted                        (211,084)       211,084      $1.06-$ 2.88         $1.62
    Options canceled                        731,275       (731,275)     $1.25-$11.50         $2.38
                                    -----------------------------------------------------------------
  Balance at March 31, 1999               1,926,326      1,241,500      $1.06-$ 8.00         $2.26
    Options granted                        (269,222)       269,222      $1.00-$ 1.25         $1.01
    Options exercised                             -       (181,212)     $1.06-$ 3.94         $2.32
    Options canceled                        100,000       (100,000)        $2.50             $2.50
                                    -----------------------------------------------------------------
  Balance at March 31, 2000               1,757,104      1,229,510      $1.00-$ 8.00         $1.96
                                    =================================================================

The following table summarizes information concerning outstanding options at March 31, 2000:

                                   Options Outstanding                     Options Exercisable
                           ----------------------------------------------------------------------------------
                                                  Weighted-
                                                   Average        Weighted                          Weighted-
                                Options           Remaining        Average         Options           Average
Range of Exercise Price      Outstanding at      Contractual      Exercise      Exercisable at      Exercise
                              Mar. 31, '00          Life            Price        Mar. 31, '00         Price
-------------------------------------------------------------------------------------------------------------
  $1.00-$2.50                     891,593            7.8             $1.68          436,015           $1.88
  $2.51-$4.00                     336,417            6.3             $2.67          271,583           $2.68
  $4.01-$8.00                       1,500            2.2             $8.00            1,500           $8.00
                                1,229,510                                           709,098
                              ===========                                         =========

Under Celtrix's 1991 retirement savings plan (``401(k) Plan''), employees may elect to defer up to 20% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service guidelines. There were no employer contributions to the plan for the years ended March 31, 2000, 1999 or 1998.

                         Celtrix Pharmaceuticals, Inc.

7.  Stockholders' Equity

In November 1998, Celtrix sold 4,000,000 shares of common stock in a private placement at $0.50 per share, which resulted in net proceeds to the Company of approximately $1.9 million. Additionally, the Company issued a three-year warrant to purchase 6,000,000 shares of Celtrix common stock at $0.55 per share. As of March 31, 2000, warrants for 210,000 shares were outstanding.

In April 1997, the Company completed a private placement of 5,721,876 newly issued shares of common stock at $2.438 per share. For every two shares of stock issued, the Company also issued a warrant to purchase an additional share of Celtrix common stock at $2.682 per share. The warrants are exercisable only after the shares of stock are held for at least one year and as of March 31, 2000, there were 492,205 warrants outstanding related to this financing (102,543 were canceled due to the sale of stock). The warrant expired in April 2000. The net proceeds to the Company, after fees and expenses of approximately $619,000, were $13.3 million.

8.  License and Collaborative Arrangements

In July 1994, Celtrix entered into a license agreement with The Green Cross Corporation (``Green Cross''), covering the development and commercialization of SomatoKine for the treatment of osteoporosis in Japan. Under the terms of the agreement, Green Cross was to be responsible for all related research, development and marketing, as well as manufacturing the product to support its preclinical, clinical and commercial needs in Japan. The agreement provided for Celtrix to receive licensing fees, milestone payments upon Green Cross accomplishing specific product development activities and royalties on future product sales. Celtrix retained full rights outside of Japan to SomatoKine and also to related know-how and technology developed by Green Cross. In April 1998, Green Cross was merged with Yoshitomi Pharmaceuticals Industries, Ltd. In May 1998, Celtrix received notice from Yoshitomi of its intent to terminate this license agreement. This license was terminated in March 1999 upon the payment by Yoshitomi of $600,000 to Celtrix. Celtrix regained the rights to the treatment of osteoporosis in Japan.

                         Celtrix Pharmaceuticals, Inc.

8.  License and Collaborative Arrangements (continued)

In June 1994, the Company entered into a product development, license and marketing agreement with Genzyme Corporation (``Genzyme'') on TGF-beta-2 which includes equity investments, milestone payments and potential royalties to Celtrix. As part of the agreement, Celtrix sold to Genzyme 1,550,388 shares of Celtrix common stock in June 1994, and subsequently, in December 1995 Celtrix exercised the option to receive an additional investment by Genzyme for 1,472,829 shares of Celtrix common stock resulting in $4.4 million of net proceeds to the Company. Under recently amended terms, Genzyme has been granted expanded worldwide commercialization rights for all systemic applications and select local applications of TGF-beta-2 to include Japan, China, Korea and Taiwan; in exchange, Genzyme released Celtrix from certain service and royalty obligations under the original agreement. Celtrix has retained rights to select applications of TGF-beta-2 and the Company has the option to reacquire rights to other product applications not pursued by Genzyme. In December 1997, the Company also entered into a new license agreement with Genzyme granting Genzyme a worldwide exclusive royalty-bearing license to TGF-beta antibodies, and license and sublicense rights to TGF-beta receptor. Under the terms of the agreement, Genzyme will assume the licensing and royalty obligations of Celtrix related to TGF-beta receptor.

Since inception, Celtrix has entered into various other research and development and licensing arrangements. Some of these agreements contain royalty and other obligations.

9.  Restructuring Costs

During fiscal year 1999, the Company restructured to focus on the clinical development of SomatoKine, cease manufacturing operations and reduce the cash burn rate. As a result, the Company recognized a $5.2 million restructuring charge in the quarter ended September 30, 1998 consisting of a $5.3 million non-cash write-off of leasehold improvements partly offset by $816,000 non-cash reduction of deferred rent liability, $358,000 in severance expenses, $250,000 related to non-cancelable operating lease obligations, and $75,000 in other restructuring-related charges. As part of the restructuring, the Company reduced its workforce by 69 employees, or approximately 90%. The reduction in workforce affected all levels of staff in manufacturing and other functions. As of March 31, 2000, the Company had no restructuring liabilities remaining to be paid.

10.  Gain on Sale of Investments

In June 1997, the Company sold 43,750 shares of Prograft Medical, Inc. preferred stock, resulting in the recording of $737,000 of gain on investment. These shares were held by Celtrix since 1993.

                         Celtrix Pharmaceuticals, Inc.

11.  Income Taxes

At March 31, 2000, the Company had net operating loss and research tax credit carryforwards for federal income tax purposes of approximately $137.4 million and $4.5 million, respectively, expiring in the years 2006 through 2020. The federal net operating loss carryforward differs from the accumulated deficit principally due to (i) the nondeductibility for tax purposes of the charges for in-process research and development resulting from two acquisitions, and (ii) timing differences in the recognition of certain revenue and expense items for financial and federal tax reporting purposes (primarily certain expenses not currently deductible). Approximately $8.8 million of the total federal net operating loss is available only to offset future consolidated taxable income to the extent contributed by one of the Company's wholly owned subsidiaries.

Utilization of a portion of the net operating losses and credits is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986.

Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of March 31 are as follows (in thousands):

                                                             2000        1999
                                                         ----------------------
     Deferred tax assets:
       Net operating loss carryforwards                   $ 48,000     $ 44,300
       Research credits                                      6,100        5,900
       Research expenses capitalized for tax purposes        2,400        2,400
       Other                                                  (600)      (1,400)
                                                         ----------------------
        Total deferred tax assets                           55,900       51,200
       Valuation allowance for deferred tax assets         (55,900)     (51,200)
          Net deferred tax assets                         $      -     $      -
                                                         ======================

The valuation allowance increased by $4.7 million, $5.4 million, and $4.8 million during the years ended March 31, 2000, 1999 and 1998, respectively.

12.  Revenues from Related Parties

Revenues from related parties are from the joint venture formed by Celtrix and Elan Corporation, plc. These revenues cover services performed on behalf of the joint venture and $550,000 for the reimbursement, at Celtrix's production cost, of the anticipated total amount of SomatoKine drug substance provided by Celtrix to the joint venture for use in the clinical trial currently planned by the joint venture.

                              Insmed Incorporated

             PRO FORMA CONDENSED CONSOLIDATED FINANICAL STATEMENTS

     The following Pro Forma Condensed Consolidated Financial Statements reflect the accounting for the acquisition of Celtrix by Insmed Pharmaceuticals in accordance with generally accepted accounting principles. Insmed Incorporated is a holding company formed by Insmed Pharmaceuticals in order to facilitate the acquisition in accordance with the acquisition agreement. The acquisition agreement provided that:

    . each share of issued and outstanding common and preferred stock of Insmed Pharmaceuticals was exchanged for 3.5 shares of Insmed Incorporated common stock;

    . each outstanding share of common stock of Celtrix was exchanged for one share of Insmed Incorporated common stock; and

    . the liquidation preference per share ($1,000 per share) plus accrued but unpaid dividends of Celtrix Series A Convertible/Exchangeable Preferred Stock was convertible into Celtrix common stock at a price per share of $2.006 and the holders of Celtrix Series A received shares of common stock of Insmed Incorporated on an as converted basis.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon and should be read in conjunction with the historical consolidated financial statements of Insmed Pharmaceuticals and Celtrix, including the notes thereto. The Insmed Pharmaceuticals financial statements for the fiscal year ended December 31, 1999 are included in the joint proxy statement/prospectus dated May 4, 2000. The Celtrix Pharmaceuticals financial statments for the fiscal year ended March 31, 2000 are included beginning on page 2.

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1999 gives effect to the acquisition of Celtrix by Insmed Pharmaceuticals and related transactions as if such transactions had occurred on January 1, 1999. Celtrix's fiscal year end is March 31. Therefore, for the purpose of the 1999 historical data included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1999, the unaudited financial data from the nine months ended December 31, 1999, was combined with the unaudited financial data for the three months ended March 31, 1999.

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March, 31, 2000 gives effect to the acquisition of Celtrix by Insmed Pharmaceuticals and related transactions as if such transactions had occurred on January 1, 2000.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2000, gives effect to the acquisition of Celtrix by Insmed Pharmaceuticals and related transactions as if they occurred on March 31, 2000. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the exchange of shares described above and in note 1, reflects the expected allocation of the purchase price described in note 2, the formation of Insmed Incorporated and the $34.5 million equity financing.

     For accounting purposes, the historical basis of Insmed Pharmaceuticals assets and liabilities carried over to Insmed Incorporated. The acquisition of Celtrix was accounted for using the purchase method of accounting, so the total purchase costs of the acquisition were allocated to the tangible and intangible assets and liabilities acquired based upon their estimated fair values.

The preliminary purchase price allocation is based on an independent third-party valuation. This valuation has not yet been finalized. Accordingly the preliminary purchase price allocation is subject to change. The amount of purchase price allocated to tangible assets acquired, in process research and development and liabilities assumed, could differ from the amounts and allocation discussed in Note 2. The Registrant is not aware of any significant unrecorded obligations or contingencies, and do not believe that the final purchase price allocation will differ materially from that included in the pro forma financial information contained herein. The final allocation of the purchase price will be made based upon valuations and other studies that have not been completed.

     In addition, Insmed Pharmaceuticals and Celtrix expect to incur costs directly attributable to the acquisition of approximately $2.1 million and $1.4 million, respectively. The $2.1 million of transaction costs Insmed Pharmaceuticals expects to incur have been included in the determination of the preliminary purchase price. The $1.4 million Celtrix expects to incur will be expensed as incurred. Approximately $531,000 in transaction costs were incurred through March 31, 2000. These costs were reversed out of the Unaudited Pro Forma Condensed Statements of Operations, as they are nonrecurring charges.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements do not:

     (a) purport to represent what the results of operations or financial condition actually would have been if the acquisition of Celtrix by Insmed Pharmaceuticals and the other transactions described below had occurred as of the dates indicated or what such results will be for any future periods,

     (b) give effect to certain nonrecurring charges expected to result from the transaction, or

     (c) reflect any anticipated expenses that we expect that Insmed Incorporated will incur as a result of combining the companies.

                                                       INSMED INCORPORATED
                               Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                              For the Year Ended December 31, 1999
                                              (in thousands, except per share data)


                                                     Financing                                                             Pro
                                        Historical   Pro Forma    Insmed as   Historical  Reorganization   References     Forma
                                          Insmed    Adjustments    Adjusted     Celtrix     Adjustments     (Note 2)    Combined
                                        ----------  -----------   ---------   ----------  --------------   ----------   --------
Statement of Operations Data:
Total revenues                           $    663    $       -    $     663    $    763       $     -                   $   1,426
Costs and expenses:
  Research and development                  6,320                     6,320       1,027                                     7,347
  General and administrative                2,189                     2,189       1,953                                     4,142
  Non cash stock compensation                 285                       285           -                                       285
                                         --------    ---------    ---------    --------       -------                   ---------
                                            8,794            -        8,794       2,980             -                      11,774
                                         --------    ---------    ---------    --------       -------                   ---------
Operating loss                             (8,131)           -       (8,131)     (2,217)            -                     (10,348)

Equity in loss from joint venture               -                         -      (8,973)                                   (8,973)
Amortization of goodwill                        -                         -           -          (537)         (J)           (537)
Interest Income                               338                       338          85                                       423
Proceeds from settlement agreement              -                         -         600                                       600
                                         --------    ---------    ---------    --------       -------                   ---------
Net loss                                 $ (7,793)   $       -    $  (7,793)   $(10,505)      $  (537)                  $ (18,835)
                                         ========    =========    =========    ========       =======                   =========

Net loss per share - basic and diluted   $  (2.16)                             $  (0.40)                                $   (0.19)
                                         ========                              ========                                 =========

 Shares used in computing basic
   and diluted net loss per share           3,606                                26,176                                    99,306
                                         ========                              ========                                 =========

                              Insmed Incorporated
      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                   For the Three Months Ended March 31, 2000
                     (in thousands, except per share data)

                                                       Financing                                                        Pro
                                        Historical     Pro Forma   Insmed as  Historical  Reorganization  References   Forma
                                          Insmed      Adjustments  Adjusted    Celtrix      Adjustments    (Note 2)   Combined
                                        ----------    -----------  ---------  ----------  --------------  ----------  --------
Total revenues                          $       90    $         -  $      90  $       90  $            -              $    180
Cost and expenses:
  Research and development                   2,441                     2,441         227                                 2,668
  General and administrative                   680                       680         746            (531)      (K)         895
  Non cash stock compensation                8,389                     8,389           -                                 8,389
                                        ----------    -----------  ---------  ----------  --------------              --------
                                            11,510              -  $  11,510         973            (531)               11,952
                                        ----------    -----------  ---------  ----------  --------------              --------
Operating loss                             (11,420)             -    (11,420)       (883)            531               (11,772)

Equity in loss from joint venture                -                         -        (165)                                 (165)
Amortization of goodwill                         -                         -           -            (134)      (J)        (134)
Interest income, net                           119                       119          33                                   152
                                        ----------    -----------  ---------  ----------  --------------              --------
Net loss                                $  (11,301)   $         -  $ (11,301) $   (1,015) $          397              $(11,919)
                                        ==========    ===========  =========  ==========  ==============              ========

Net loss per share - basic and diluted  $    (2.85)                           $    (0.03)                             $  (0.11)
                                        ==========                            ==========                              ========

Shares used in computing basic
  and diluted net loss per share             3,966                                31,863                               107,042
                                        ==========                            ==========                              ========

                              Insmed Incorporated
           Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             As of March 31, 2000
                                (in thousands)

                                             Financing                 Insmed                    Pro
                              Historical     Pro Forma    References     as      Historical     Forma       References     Pro
                                Insmed      Adjustments    (Note 2)    Adjusted   Celtrix     Adjustments    (Note 2)     Forma
                              ----------    -----------   ---------    --------  ----------   -----------   ----------    -----
Assets
Current assets:
 Cash and cash equivalents      $ 2,615     $  32,600        (A)       $  35,215   $  6,700     $       -               $  41,915
 Marketable securities            2,812                                    2,812          -                                 2,812
 Prepaids and other current
  assets                             43                                       43        115                                   158
                                -------     ---------                  ---------   --------     ---------               ---------
Total current assets              5,470        32,600                     38,070      6,815             -                  44,885

Property and equipment, net         261                                      261         68                                   329
Assets held for sale                  -                                        -        346          (346)       (C)            -
Goodwill                              -                                        -          -        10,735        (J)       10,735
Other assets                        912                                      912      2,582         1,088        (B)
                                                                                                   (2,582)       (C)
                                                                                                   (2,000)       (D)            -
                                -------     ---------                  ---------   --------     ---------               ---------
Total assets                    $ 6,643     $  32,600                  $  39,243   $  9,811     $   6,895               $  55,949
                                =======     =========                  =========   ========     =========               =========

Liabilities and stockholders'
 equity
Current liabilities:
 Accounts payable               $ 1,144     $       -                  $    1,144   $     -     $   1,088        (B)    $   2,232
 Other current liabilities          202                                       202       531             -                     733
                                -------     ---------                   ---------  --------     ---------               ---------
Total current liabilities         1,346             -                       1,346       531         1,088                   2,965

Exchangeable preferred stock          -                                         -     7,948        (7,948)       (E)            -

Stockholders' equity:
 Preferred Stocks                    97                                        97         -           (97)       (F)            -

 Common Stocks                       44            56        (A)              100       338            42        (E)
 (107,041,998 pro forma shares                                                                        340        (F)
  outstanding)                                                                                        250        (G)        1,070

Additional capital               39,310        32,544        (A)           71,854   142,656         8,288        (E)
                                                                                                     (243)       (F)
                                                                                                     (250)       (G)
                                                                                                 (142,044)       (H)
                                                                                                   54,433        (I)
                                                                                                   (2,928)       (C)
                                                                                                   (2,000)       (D)
                                                                                                   10,735        (J)      140,501

Cumulative preferred stock
 dividend                             -                                         -       382          (382)       (E)            -
Notes receivable from stock
 sale                               (61)                                      (61)        -             -                     (61)
Accumulated deficit             (34,081)                                  (34,081) (142,044)      142,044        (H)
                                                                                                  (54,433)       (I)      (88,514)
Accumulated other
 comprehensive loss                 (12)                                      (12)        -             -                     (12)
                                -------     ---------                   ---------   --------     ---------               ---------
Total stockholders' equity        5,297        32,600                      37,897     1,332        13,755                  52,984
                                -------     ---------                   ---------   --------     ---------               ---------
Total liabilities and
 stockholders' equity           $ 6,643     $  32,600                  $   39,243  $  9,811     $   6,895               $  55,949
                                =======     =========                   =========   ========     =========               =========

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements


Note 1


     The unaudited pro forma condensed consolidated financial statements reflect the conversion of all of the outstanding shares of Celtrix and Insmed Pharmaceuticals common and preferred stock into Insmed Incorporated. The table below is based on the respective companies' capitalization at March 31, 2000, using the conversion ratio of one (1) share of Insmed Incorporated common stock for each share of Celtrix common stock and 3.5 shares of Insmed Incorporated common stock for each share of Insmed Pharmaceuticals stock. No exercise of options or warrants outstanding at March 31, 2000 was assumed.

                                                                                            Shares of
                                                                                              Insmed
                                                            Number of       Conversion     Incorporated
     Company                           Stock                 Shares           Ratio        to be Issued
---------------                    -------------            ---------     -----------     --------------
Insmed Pharmaceuticals, Inc.       Series A Preferred      6,144,599         3.5            21,506,097
Insmed Pharmaceuticals, Inc.       Series B Preferred      3,581,761         3.5            12,536,164
Insmed Pharmaceuticals, Inc.       Common                  4,359,477         3.5            15,258,170
Celtrix Pharmaceuticals, Inc.      Series A Preferred          8,010         1.0 (1)         4,183,426
Celtrix Pharmaceuticals, Inc.      Common                 33,843,770         1.0            33,843,770
Insmed Pharmaceuticals, Inc.       Common                  5,632,678 (2)     3.5            19,714,373
                                                                                          --------------

                              Number of Pro Forma Outstanding Shares at March 31, 2000     107,042,000
                                                                                          ==============






(1) As of March 31, 2000, there were 8,010 shares of Series A Preferred Stock outstanding. These shares have a liquidation preference of $1,000 per share. Dividends accreted and unpaid related to this stock were $381,952 at March 31, 2000. The aggregate liquidation preference and dividends are convertible into Celtrix common stock at a price of $2.006 per share, which would provide for the issuance of 4,183,426 shares of Insmed Incorporated common stock if the transaction occurred on March 31, 2000.

(2) These shares represent common stock of Insmed Pharmaceuticals issuable upon closing the $34.5 million equity financing.

     The acquisition closed May 31, 2000. The purchase price allocation set forth in the pro forma condensed financial statements is reflective of the estimated tangible and intangible net assets at closing.

     In connection with the purchase of Celtrix, Insmed Incorporated expects approximately $54.4 million of the purchase price to be allocated to in-process research and development. Insmed Pharmaceuticals management has engaged an independent third-party appraisal company to perform a valuation of the intangible assets acquired. It is expected that Insmed Incorporated will enter into various corporate collaborations and agreements to manufacture, market, distribute, and develop the in-process research and development acquired in the purchase of Celtrix. The terms and conditions of these agreements could differ substantially from the assumptions made by management. It is also likely that the terms and conditions of existing corporate collaboration agreements could be amended or terminated, which could also significantly affect the assumptions associated with the in-process projects.

     The value assigned to purchased in-process research and development was determined by estimating the costs to develop the purchased in-process research and development into commercially viable products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value. This valuation analysis is based on management's estimates as of March 31, 2000 of anticipated future costs and net cash flows of the projects described below. Management expects that its estimates of future costs and net cash flows will change over time as it gathers more data. It is possible that the estimates described below could change significantly in the future.

     The nature of the efforts to develop the purchased in-process research and development into commercially viable products principally relates to the completion and/or acceleration of existing development programs, including the mandatory completion of several phases of clinical trials and the general and administrative costs necessary to manage the projects and trials. Assuming the approval of the drug by the FDA, costs related to the wide scale manufacturing, distribution, and marketing of the drugs are included in the projection. The resulting net cash flows from such projects are based on Insmed Incorporated management's estimates of revenues, cost of sales and research and development, sales and marketing and, general and administrative costs, and the anticipated income tax effect.

     The discounting of net cash flows back to their present value is based on the weighted average cost of capital ("WACC"). The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various areas of that enterprise. The discount rates utilized in discounting the net cash flows from purchased in-process research and development range from 33% to 45%. These discount rates may be higher than the WACC due to the inherent uncertainties surrounding the successful development of the purchased in-process research and development.

     The forecast data employed in the analyses was based upon internal product level forecast information maintained by Celtrix management in the ordinary course of managing its business. Insmed Incorporated management has reviewed and challenged the forecast data and related assumptions and utilized the information in analyzing in-process research and development. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at this time Insmed Incorporated management believes the forecast data and assumptions to be reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the forecasted results. Any such variance may result in a material adverse effect on Insmed Incorporated's financial condition and results of operations.

     In the allocation of purchase price to the IPR&D, the concept of alternative future use was specifically considered for each of the programs under development. The acquired IPR&D consists of Celtrix's work to complete each of the identified programs. The programs are very specific to the disease and market for which they are intended. There are no alternative uses for the in-process programs in the event that the programs fail in clinical trials or are otherwise not feasible. The development effort for the acquired IPR&D does not possess an alternative future use for Insmed Incorporated as defined by generally accepted accounting principles.

     Below is a brief description of in-process research and development projects including an estimation of when management believes Insmed Incorporated may realize revenues from the sale of these products in the respective application.

SomatoKine: Diabetes

     Diabetes is typically characterized by the inadequate production or utilization of insulin. Insulin is a vital hormone needed by the body for normal control of blood glucose levels. The findings from a Phase II study in 12 patients to treat patients with type 1 diabetes suggests that SomatoKine is a potential therapeutic for improving insulin sensitivity in both type 1 and type 2 diabetes and helping patients to manage their disease, thus avoiding the complications which ultimately accompany the disease. Several additional studies will be required to develop the product for this indication. We expect to resume Phase II trials immediately.

     The valuation of this program assumes that Phase II studies will continue until 2003, that Phase III studies will be completed by 2005, that the product will launch in 2006 and that future costs for this program will be about $3 million a year through 2005. A discount rate of 35% was utilized in discounting these estimated cash flows.

SomatoKine: Severe Osteoporosis

     Osteoporosis is a chronic, debilitating disorder in which the bones become increasingly porous, brittle and subject to fracture. We believe the findings from a Phase II feasibility study in hip fracture patients present an argument for further development of SomatoKine for the treatment of severe osteoporosis. The Phase II study suggests that a relatively short period of treatment with SomatoKine offers the potential to restore the patient's bone mineral density and improve supportive muscle strength as opposed to current treatments which are used primarily to prevent further bone loss. We expect to begin a second Phase II study later this year.

     The valuation of this program assumes that Phase II studies will continue until 2003, that Phase III studies will be completed by 2006, that sales will be made in 2007 and that future costs of this program will be about $4 million a year through 2006. A discount rate of 34% was utilized in discounting these estimated cash flows.

SomatoKine: Protein Wasting and Severe Burns

     Many critically ill patients suffer from serious protein wasting conditions, which contribute to physical weakness and increase their risk of morbidity and mortality. The results for the Phase II study conducted in burn patients demonstrates potential efficacy for SomatoKine to treat serious medical conditions associated with muscle and weight loss, and provides further evidence supporting the use of SomatoKine to treat wasting diseases associated with cancer cachexia, AIDS and advanced kidney failure. A discount rate of 45% was utilized in discounting these estimated cash flows.

     In persons suffering from traumatic burns over at least 20% of their body surface, very low levels of IGF-I, along with major tissue damage are associated with the disruption of biological processes that are essential for healing and protections from burn complications. In a Phase II study conducted within this population patients who received SomatoKine through two skin graft cycles indicated substantial improvement in restoring the balance between protein synthesis and degradation which is a prerequisite for accelerated wound healing and reduced hospital stay. A discount rate of 33% was utilized in discounting these estimated cash flows.

     The valuation of these programs assumes that sales of SomatoKine could begin in 2003 to treat severe burns and in 2006 to treat protein wasting and that the aggregate future costs to develop these indications will be $30 million. Because the value of protein wasting and severe burn indications is low in relation to diabetes and severe osteoporosis, we will defer further trials in these indications until we obtain additional data from the planned studies for the more valuable indications.

TGF-beta-2: Dermal Ulcer

     Celtrix entered into a product development, license and marketing agreement with Genzyme Corporation ("Genzyme") in June 1994 for TGF-beta-2. The objective is to commercialize this product for tissue repair and treatment of systemic applications. Under the terms of the agreements, Genzyme assumed responsibility for all costs related to developing TGF-beta-2 for these indications. Celtrix is entitled to receive milestone payments and royalties if such development is successful. The valuation of this program is based on receipt of milestone payments of $2.5 million between 2001 and 2004, and royalties beginning in 2005. A discount rate of 34% was utilized in discounting these estimated cash flows.

     The total acquisition cost is estimated to be approximately $71.5 million, determined as follows (in thousands):



     Fair value of Insmed Incorporated shares(1)............................................  $59,823
     Fair value of Insmed Incorporated stock options(2).....................................    9,697
     Insmed Pharmaceuticals transaction costs, consisting primarily of financial advisory,
     legal and accounting fees(3)...........................................................    2,000
                                                                                              -------
                                                                                              $71,520
                                                                                              =======


(1) The fair value per share was calculated by averaging the Celtrix closing price for the five days prior to and subsequent to the signing of the definitive reorganization agreement on November 30, 1999. The result of this calculation is $1.94886 which was multiplied by the shares outstanding on an as converted basis as of November 30, 1999 of 30,696,461.
(2) Options and warrants outstanding at November 30, 1999 of 10,244,113 were multiplied by the fair value of each grant. The fair value of these options and warrants were estimated as of November 30, 1999 using the Black-Scholes pricing method assuming a risk free interest rate of 6.0%, no dividends, a volatility factor of .801, and a weighted average expected life of .33 to .50 years. The application of this method resulted in a fair value per option and warrant between $0.01 and $1.41.
(3) Under purchase accounting the $2.0 million in transaction costs Insmed Pharmaceuticals expects to incur are included in the determination of the purchase price. The $1.5 million in transaction costs Celtrix expects to incur will be expensed as incurred.

     Based upon preliminary estimate of the valuation of tangible and intangible assets acquired and liabilities assumed, Insmed Pharmaceuticals has allocated the total cost of the purchase to the net assets of Celtrix, as follows (in thousands):


                                                                March 31,
                                                                  2000
 Tangible assets acquired:                                     ---------
 Cash                                                           $  6,700
 Receivables and other current assets                                115
 Property and Equipment                                               68
 In-Process research and development                              54,433
 Goodwill                                                         10,735
 Liabilities assumed                                                (531)
                                                                --------
                                                                $ 71,520
                                                                ========


The Celtrix research and development programs in process were valued as follows:

SomatoKine: Diabetes                                            $ 36,122
SomatoKine: Osteoporosis                                          12,650
SomatoKine: Severe Burns                                           1,224
SomatoKine: Protein Wasting                                        3,169
TGF-beta-2: Dermal Ulcer                                           1,268
                                                                --------
                                                                $ 54,433
                                                                ========

     The in-process research and development has been written off against the consolidated accumulated deficit. Because the charge is nonrecurring, it has not been reflected in the pro forma condensed consolidated statement of operations.

     We currently anticipate spending approximately $8.9 million in 2000 to continue the development and clinical trial studies of SomatoKine for its applications in diabetes and severe osteoporosis. The results of these trials will dictate the amount of future funds and company resources that may be ultimately dedicated to these projects. These results may lead management to conclude to continue development, revise or postpone development plans, or possibly terminate the pursuit of SomatoKine commercialization for one or both of these applications.

Note 2

     The pro forma condensed consolidated balance sheet includes the adjustments necessary to give effect to the acquisition as if it occurred on March 31, 2000. The balance sheet also reflects the allocation of the preliminary purchase price to the estimated fair value of tangible and intangible assets acquired and liabilities assumed, a charge to the accumulated deficit for acquired in-process research and development and the elimination of Celtrix and Insmed Pharmaceuticals' equity accounts. Adjustments included in the pro forma condensed consolidated balance sheet are summarized as follows (in thousands except share and per share amounts):

     (A) Sale of 5,632,678 shares of Insmed Pharmaceuticals common stock, immediately prior to the acquisition close, and sale of warrants to purchase 6,901,344 shares of common stock of Insmed Incorporated. Proceeds, net of estimated transaction costs of $1.9 million, are expected to approximate $32.6 million.
     (B) Increase the accrual for Insmed Pharmaceuticals' estimated transaction-related costs to $2,000 principally for investment banking, legal and accounting services. Approximately $912 has been incurred through March 31, 2000.
     (C)  Adjustment of net assets based upon purchase price allocation.
     (D) Reclassification of the estimated transaction costs incurred by Insmed Pharmaceuticals to reflect their inclusion in the determination of the preliminary purchase price.
     (E) The exchange of Celtrix preferred stock and cumulative dividends on an as converted basis into 4,183,426 shares of Insmed Incorporated common stock at the exchange ratio prescribed in the Celtrix Certificate of Incorporation.
     (F) Conversion of Insmed Pharmaceuticals Convertible Participating Preferred Stock, Series A and Convertible Preferred Stock, Series B into 34,042,261 shares of Insmed Incorporated common stock.
     (G) Conversion of Insmed Pharmaceuticals and Celtrix common stock into 68,816,313 shares of Insmed Incorporated common stock.
     (H)  Elimination of Celtrix accumulated deficit.
     (I) Charge to operations for in-process research and development of $54,433.
     (J) Record amount allocated to goodwill of $10,735 in the Unaudited Proforma Condensed Consolidated Balance Sheet and amortization expense of $537 and $134 in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. An amortization period of twenty years was used.
     (K) Reverse the non-recurring transaction costs of $531 incurred by Celtrix through March 31, 2000.

Note 3

Pro forma basic and diluted net loss per share amounts for the year ended December 31, 1999 and the three months ended March 31, 2000, are based upon the estimated weighted-average number of shares expected to be outstanding subsequent to the reorganizations. The determination of the pro-forma weighted-average shares outstanding used in the calculation of pro forma basic and diluted net loss per share for the three months ended March 31, 2000 is included in the table in Note 1 on page 23. The impact of outstanding options and warrants, including Insmed Pharmaceuticals and Celtrix options converted, is not included in the calculation of basic and diluted net loss per share as the effect would be antidilutive.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   INSMED INCORPORATED


Date: August 14, 2000              By: /s/ Michael D. Baer
                                      ------------------------
                                      Michael D. Baer
                                      Chief Financial Officer

                              INSMED INCORPORATED
                               INDEX TO EXHIBITS

Exhibit Number

99   Press Release dated July 18, 2000.